Exhibit 10.4
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) between GLG Partners, Inc. (“GLG”) and Simon White (the “Employee”) is made on the 16th day of May 2010.
Reference is made to the Amended and Restated Employment Agreement, dated March 17, 2010, between GLG and the Employee (the “Employment Agreement”). GLG and the Employee wish to amend the Employment Agreement in accordance with the following terms and conditions:
1.	Severance Payment Following a Change of Control

1.1	If, following a Change of Control (as defined below), the Employee’s employment with GLG is terminated by GLG other than for Cause (as defined below), or the Employee’s employment with GLG is terminated by the Employee with Good Reason (as defined below), then GLG will pay to the Employee, within three business days following the Employee’s employment termination date, a payment equal to US$1,500,000, from which tax withholdings and National Insurance contributions will be deducted.

1.2	The parties hereto agree that, following a Change of Control, GLG may terminate the Employee’s employment other than for Cause without advance notice and without complying with clause 6.1 of the Employment Agreement. In such event, the payment to be made to the Employee pursuant to clause 1.1 above will be inclusive of any required pay in lieu of notice. Similarly, in the event that, following a Change of Control, the Employee’s employment with GLG is terminated by the Employee with Good Reason, the Employee will be required to comply with the notice and cure provisions of clause 2.4 below, which will be in lieu of the advance notice requirement under clause 6.1 of the Employment Agreement.

1.3	The parties hereto agree that, to the extent the Employee becomes entitled to a payment under clause 1.1 above, clause 6.4 of the Employment Agreement is superseded. For the avoidance of doubt, any payment under clause 1.1 above is in lieu of, and not in addition to, any payment under clause 6.4 of the Employment Agreement.

1.4	GLG reserves the right to condition the payment under clause 1.1 above upon the Employee’s execution of a customary general release of claims against the GLG Entities, and each of their directors, officers, employees, partners, members, and owners, but excluding claims with respect to any vested equity awards or other benefits the Employee may have, any continuing obligations of the GLG Entities to the Employee, and any right the Employee may have at that time to be indemnified by

GLG or any GLG Entity. Any payment under clause 1.1 above is subject to clause 6.5 of the Employment Agreement, if applicable.

1.5	Notwithstanding anything in this Amendment to the contrary, no payment to the Employee will be due under clause 1.1 above in the event that, following a Change of Control, the Employee’s employment with GLG is terminated contemporaneously with the Employee becoming an employee, partner, or member of any company or other entity that is part of the same controlled group of companies and entities as GLG at that time, provided that the severance terms of such subsequent employment, partnership, or membership are no less favorable in any respect than the terms of this Amendment, except that the occurrence of a Change of Control will not be a condition to such severance terms.

2.	Definitions

2.1	For purposes of this Amendment, clause 6.3 of the Employment Agreement is superseded. Instead, for purposes of this Amendment, “Cause” shall be deemed to exist if the Employee shall at any time:
(i)	be guilty of gross misconduct, or commit a material breach of any provision of the Employment Agreement, the Laurel Heights LLP partnership deed (as amended), or the Employee’s interest letter (as amended) under the Laurel Heights LLP partnership deed; or

(ii)	be in material breach of regulatory requirements or internal compliance rules of any GLG Entity consistent therewith that are applicable to the Employee; or

(iii)	have any required registration terminated or cancelled by the Financial Services Authority or any other relevant regulatory authority or in any other relevant jurisdiction; or

(iv)	be convicted of, or plead no contest to, a felony other than a traffic-related offense for which a non-custodial penalty is imposed.
Notwithstanding the foregoing, no action or inaction will be deemed to constitute “Cause” unless: (a) GLG gives reasonably-detailed, written notice to the Employee of the action or inaction alleged to constitute “Cause”; (b) to the extent that such action or inaction can be cured, the Employee is provided with thirty (30) days in which he may cure any such action or inaction that would otherwise constitute “Cause”; and (c) the Employee fails to cure such action or inaction during the thirty-day cure period, in which case the Employee’s employment with GLG will be deemed to have terminated upon the expiration of such cure period unless the Employee and GLG agree in writing to a different termination date.

2.2	“Change of Control” means the earliest to occur of the following events:
(i)	the acquisition of ownership after the date of this Amendment by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the combined voting power of the outstanding voting securities of GLG entitled to vote generally in the election of directors (“Outstanding Voting Securities”) in excess of the Applicable Threshold (defined below); provided that, for purposes of this subclause (i), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by any GLG Entity; (y) any acquisition pursuant to the exchange of Exchangeable Class B Ordinary Shares of FA Sub 2 Limited for shares of common stock, par value $0.0001 per share, of GLG, or any security of GLG issued in substitution, exchange, or lieu thereof; or (z) any acquisition pursuant to a transaction that complies with each of clauses (x), (y), and (z) of subclause (iii) of this definition of Change of Control; or

(ii)	individuals who, as of the date of this Amendment, constitute the Board of Directors of GLG (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of GLG; provided that any individual becoming a director subsequent to that date whose election, or nomination for election by GLG’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a individual, entity, or group other than the Board of Directors of GLG; or

(iii)	consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of GLG, or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns GLG or all or substantially all of GLG’s assets either directly or through one or more subsidiaries), (y) no Person (excluding any employee benefit plan (or related trust) of any GLG Entity or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, the combined voting power of the then outstanding voting securities in excess of the greater of (1) 25% of the outstanding voting securities or (2) the number of outstanding voting securities beneficially owned by Noam Gottesman, Pierre Lagrange, and Emmanuel Roman (including their respective families, Trusts, partnerships, and charitable foundations controlled by any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman), in each case, with respect to the corporation resulting from such Corporate Transaction, except to the extent that such ownership existed in GLG prior to the Corporate Transaction, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of GLG, providing for such Corporate Transaction; or

(iv)	approval by the stockholders of GLG of a complete liquidation or dissolution of GLG.
“Applicable Threshold” means the greater of (i) 25% of the then Outstanding Voting Securities, or (ii) the then Outstanding Voting Securities beneficially owned by Noam Gottesman, Pierre Lagrange, and Emmanuel Roman (including by their respective families, Trusts, partnerships and charitable foundations controlled by any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman), as the case may be.

“Trust” means any trust of which any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman is the settlor or of which any of them and/or any of the members of their family are beneficiaries, including the Gottesman GLG Trust, the Lagrange GLG Trust and the Roman GLG Trust.

2.3	“GLG Entity” has the meaning given to that term in clause 2.2(a) of the Employment Agreement and is inclusive of GLG.

2.4	“Good Reason” shall mean: (i) a diminution in the Employee’s authority, duties, or responsibilities as Chief Operating Officer; or (ii) any material diminution in your total annual compensation from GLG or your total annual profit allocation from Laurel Heights LLP.

Notwithstanding the foregoing, no action or inaction will be deemed to constitute “Good Reason” unless: (a) the Employee gives reasonably-detailed, written notice to GLG of the action or inaction alleged to constitute “Good Reason” no later than ninety (90) days after the initial existence of the action or inaction alleged to constitute “Good

Reason”; (ii) GLG is provided with thirty (30) days in which it may cure any action or inaction that would otherwise constitute “Good Reason”; and (iii) GLG fails to cure such action or inaction during the thirty-day cure period, in which case the Employee’s employment with GLG will be deemed to have terminated upon the expiration of such cure period unless the Employee and GLG agree in writing to a different termination date.

3.	Miscellaneous

3.1	Except as amended and superseded by this Amendment, the Employment Agreement shall remain in full force and effect, and shall continue to bind the parties hereto, and shall continue to govern the terms and conditions of the Employee’s continued employment with GLG. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.

3.2	This Amendment and the Employment Agreement, to the extent not amended and superseded by this Amendment, constitute the entire agreement between the parties hereto respecting the employment of the Employee by GLG (the “Entire Agreement”). There being no representations, warranties, or commitments between the parties hereto except as set forth in the Entire Agreement, the Entire Agreement replaces and supersedes any other employment agreement or arrangement, oral or written, between the Employee and GLG.

3.3	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

3.4	A person who is not a party to this Amendment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Amendment.

3.5	This Amendment shall cease to be applicable to the Employee, and shall be void and of no further affect, in the event that a Change of Control does not occur before December 31, 2010.
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3.6	This Amendment is governed by and shall be construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

GLG Partners, Inc.
by:	/s/ Alejandro San Miguel
	Name:	Alejandro San Miguel
	Title:	General Counsel & Corporate Secretary

Employee
/s/ Simon White
Simon White